UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  JUNE 9, 2008  (Date of earliest event reported)

THE ITALIAN OVEN, INC.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                              (State or other jurisdiction                         (Commission File      IRS Employer
of incorporation)                                      Number)             Identification Number)

196 WEST ASHLAND STREET, DOYLESTOWN, PA 18901
(Address of principal executive offices)

267-864-7737
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if changed since last report)

ITEM 1.01  Entry into a Material Definitive Agreement

and

ITEM 2.01  Completion of Acquisition of Assets

          Italian Oven Inc. (Pinksheets: IOVE) issued a press release June 8, 2009, using Marketwire to announce the formation of Bankruptcy Claims Fund, Inc., which IOVE's subsidiary Italian Oven Financial, Inc., owns a majority.

          The Italian Oven, Inc. (PINKSHEETS: IOVE) today announced that it's wholly owned subsidiary, Italian Oven Financial, Inc., entered an agreement with several parties to purchase debt owed by Lehman Brothers Holdings (PINKSHEETS:  LEHMQ).  The face value of the debt exceeds $8,000,000.00.

          Under the terms of the agreement, Italian Oven Financial, Inc., and third parties, will form Bankruptcy Claims Fund, Inc., to hold the Lehman Brothers debt.  Italian Oven Financial, Inc., will own the majority of the stock in BCF.

          The claims consist of a portfolio of debt including employment related claims, general unsecured debts, and Lehman Brothers Capital Trust shares.  The Lehman Brothers Capital Trust shares consist of claims of $25.00 plus interest of unsecured notes.  These shares trade on the Pink Sheets under the symbols LEHKQ, LEHLQ, LHHMQ, and LEHNQ.  In contrast to holders of Lehman Brothers common or preferred equity shares who will receive little or no payout in the bankruptcy, IOVE's advisors believe that the notes will be treated similarly to unsecured creditors during in the litigation.

          The company cautions investors that IOVE does not suggest that it will receive 100% payout in the bankruptcy proceedings.  However, management believes that the high risk investment may ultimately prove fruitful for the company and its shareholders.  The amount that will be recovered during the case may consist of cash and/or shares in various divisions of operating Lehman subsidiaries or a combination thereof.

The press release included current share structure information identical to the following, but in other words:

IOVE's common stock is structured as follows and, pursuant to the previously announced share moratorium, will not be increased any time before November 2009:

Total number of common shares:  938,291,700
Restricted common belonging to My Pleasure Limited, United Kingdom:  500,000,000
Public float shares:  325,161,800 (held by CEDE & Company)
Certificate shares:  113,129,900 (70,546,600 restricted, 42,583,300 unrestricted)

   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   June 9, 2009

THE ITALIAN OVEN, INC.

By: /s/ Joanna Chmielewska
Joanna Chmielewska, President

          Yahoo Messenger:  theitalianoven
          AIM:   IOVNinvestors
          ICQ:   576757259
          MECA Messenger:  italianoven
          MSN:  theitalianoven (at) live.com
          Twitter:  italianoven
          web:  www.theitalianoveninc.com
          fax:  1-267-371-5168